Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to the Registration Statement (No. 333-225698) on Form N-2 of Horizon Technology Finance Corporation of our reports dated March 5, 2019, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Horizon Technology Finance Corporation, appearing in the Annual Report on Form 10-K of Horizon Technology Finance Corporation for the year ended December 31, 2018.

We also consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm,” “Senior Securities,” and “Other Information” in this Post-Effective Amendment No. 3 to the Registration Statement (No. 333-225698) on Form N-2.

/s/ RSM US LLP
New York, New York
June 24, 2019